Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Announces Mountain Division Leadership Change
Executive Vice President Bill Rock will replace James O’Donnell as President, Mountain Division

BROOMFIELD, Colo. - March 2, 2023 - Vail Resorts, Inc. (NYSE: MTN) today announced the appointment of Executive Vice President and Chief Operating Officer Bill Rock as President of the company’s Mountain Division, effective May 1, 2023, and announced that current President James O’Donnell will no longer be with the company, effective March 3, 2023.
“Bill has a long, successful track record in the ski industry, spanning nearly three decades, and a deep understanding of operational excellence,” said Vail Resorts Chief Executive Officer Kirsten Lynch. “Bill has led multiple resorts, entire regions, and some of the most transformative projects in our company’s history, and I am confident he will be successful as the president of our mountain division, leading our 41 mountain resorts and the team of incredible leaders we have across our operations.”
Rock joined Vail Resorts in 2010 as chief operating officer of Northstar California Resort, where he went on to oversee operations of all three of the company's Lake Tahoe resorts. In 2015, he was named chief operating officer of Park City Mountain where he led the connection, capital investment, and team integration between Park City Mountain and Canyons Resort, creating the single largest ski area in the U.S. In 2019, Rock was named senior vice president of the company’s mountain division with oversight over six destination resorts in the Rockies region, and in 2021 was promoted to executive vice president with expanded responsibilities. Rock started his career in the ski industry in 1996 and is an Army Veteran who served as an officer in the 82nd Airborne Division.
“I want to extend my gratitude to James for his leadership and contributions to Vail Resorts during his 22 years at our company,” said Lynch. “He drove measurable success across many businesses and has been deeply committed to developing great leaders across Vail Resorts. We wish him all the best in his future endeavors.”
O’Donnell was appointed president of the company’s Mountain Division in 2021. He was previously chief operating officer of the company’s hospitality division and subsequently expanded his role as executive vice president of hospitality, retail and real estate. He joined the company in 2002.
Until Rock is effective in his new role, the company’s chief operating officers of the West, Rockies and East divisions will report to Lynch as the company’s mountain resorts finish the Winter 2022-23 season.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.